Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

June 30, 2009

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1

General Sub-Account	$21,044,512.92	$11,988,276.37
Capital Sub-Account	$2,343,813.90	$2,330,871.27
Overcollateralization Sub-Account	$7.38	$8.25
Reserve Sub-Account	$1.48	$0.00

REP Deposit Account* $9,281,412.50

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.